CERTIFICATE

     The  undersigned, Controller of SMITH BARNEY WORLD
FUNDS, INC.
(the "Fund"), hereby certifies that the Fund has received full payment, in accordance with the provisions of its Prospectus, for 62,978,874 shares of common stock, par value $0.001 per share, the sales of which are reported in the Fund's Rule 24f-2 Notice covering the fiscal year ended October 31, 1996 and that the facts otherwise stated in such Notice are true.


                                   Irving P. David
                                   Controller
Dated:         December 10, 1996